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Pricing Supplement dated January 9, 1997                          Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series D - Floating Rate

============================================================================================================
Principal Amount: $25,000,000                         Initial Interest Rate: To be determined as of 01/10/97
Agent's Discount or Commission: $50,000               Stated Maturity Date:  01/14/99
Net Proceeds to Issuer: $24,950,000                   Original Issue Date: 01/14/97
Issue Price: 100%                                     Trade Date:  01/09/97
===========================================================================================================
Calculation Agent: Chase Manhattan Bank                 Cusip No.:  00756QDB1

Interest Calculation:
        [X]     Regular Floating Rate Note                            [ ]     Floating Rate/Fixed Rate Note
                                                                                (Fixed Rate Commencement Date):
        [ ]     Inverse Floating Rate Note                                      (Fixed Interest Date):
                  (Fixed Interest Rate):

        [ ]     Other Floating Rate Note (see attached)

Interest Rate Basis:

        [ ]     CD Rate                                               [ ]     Commercial Paper Rate

        [ ]     Eleventh District Cost of Funds Rate                  [ ]     Federal Funds Rate

        [ ]     LIBOR                Index Currency:

        [ ]     LIBOR Reuters                                         [ ]     Treasury Rate

        [X]     LIBOR Telerate
                                                                      [ ]     Other:
        [ ]     CMT Rate
                        Designated CMT Telerate Page:
                        Designated CMT Maturity Index:

Initial Interest Reset Date:  April 14, 1997                          Spread (+/-):  +0.2500%
Interest Reset Dates:   The     14th day of each April,               Spread Multiplier: N/A
                    July, October and January                         Maximum Interest Rate:  N/A
                                                                      Minimum Interest Rate:  N/A

Interest Payment Dates:  The 14th day of each April, July, October and January, commencing April 14, 1997, with a final interest payment on January 14, 1999

Index Maturity: 3-Month LIBOR


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Day Count Convention:

        [ ]     30/360 for the period from              to

        [X]     Actual/360 for the period from  01/14/97 to 01/13/99

        [ ]     Actual/Actual for the period from     to

Redemption:

        [X]     The Notes cannot be redeemed prior to the Stated Maturity Date.

        [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage: _____%
                Annual Redemption Percentage Reduction:   ____% until Redemption
                Percentage is 100% of the principal amount.
Repayment:

        [X]     The Notes cannot be repaid prior to the Stated Maturity Date.

        [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Repayment Price: ________%

Currency:

        Specified Currency:  U.S. Dollars
        (If other than U.S. dollars, see attached)

        Minimum Denominations:  N/A
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

        [ ]     Yes     [X]     No

        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:

        [X]     Book Entry      [ ]     Certificated

Agent acting in the capacity as indicated below:

        [ ]     Agent           [X]    Principal

If as Principal:

        [X] The Notes are being offered at varying prices related to prevailing market price at the time of resale.

        [ ] The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

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If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]     Other Provisions:  Morgan Stanley & Co. Incorporated

        [ ]   Salomon Brothers Inc

                [ ]   Bear, Stearns & Co. Inc.

                                [ ]   CS First Boston

                                          [ ]   Donaldson, Lufkin & Jenrette
                                                   Securities Corporation

                                                     [ ] Merrill Lynch & Co.